Exhibit 10.16

MATHSTAR, INC.

NON-STATUTORY STOCK OPTION AGREEMENT

OPTIONEE:

GRANT DATE:	, 2005

NUMBER OF OPTION SHARES:	Shares

EXERCISE PRICE PER SHARE:	$ per Share

EXPIRATION DATE:	, 2015

THIS AGREEMENT is made as of the Grant Date set forth above by and between MathStar, Inc., a Minnesota corporation (the “Company”), and the Optionee named above, who provides services to the Company or an Affiliate of the Company as an employee, consultant, independent contractor, or other service provider (the “Optionee”).

The Company desires, by affording the Optionee an opportunity to purchase shares of its Common Stock, par value $.01 per share (the “Common Stock”), as hereinafter provided, to carry out the purpose of the MathStar, Inc.                                                                   Plan (the “Plan”).

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, and for other good and valuable consideration, the parties hereby agree as follows:

1.                                      Grant of Option.  The Company hereby grants to the Optionee the right and option (the “Option”) to purchase all or any part of the aggregate number of shares of Common Stock set forth above (the “Option Shares”) (such number being subject to adjustment as provided in Section 9 hereof) on the terms and subject to the conditions set forth in this Agreement.  This Option is not intended to be an “incentive stock option” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

2.                                      Purchase Price.  The per share purchase price of the Option Shares shall be the Exercise Price Per Share set forth above (such Exercise Price Per Share being subject to adjustment as provided in Section 9 hereof).

3.                                      Term and Exercise of Option.

(a)                                              The term of this Option shall commence on the Grant Date set forth above and shall continue until the Expiration Date set forth above, unless earlier terminated as provided herein.

(b)                                             This Option will become exercisable as follows:                                                                            , subject to the provisions of Sections 6 and 7.

(c)                                              To exercise this Option, the Optionee shall give written notice to the Company, to the attention of its President or other designated agent, in substantially the form attached hereto as Exhibit A, and the Optionee shall deliver payment in full for the Option Shares with respect to which this Option is then being exercised, as provided in Section 4(a) below.

(d)                                             Neither the Optionee nor the Optionee’s legal representatives, legatees or distributees, as the case may be, will be, or will be deemed to be, a holder of any Option Shares for any purpose unless and until certificates for such Option Shares are issued to the Optionee or the Optionee’s legal representatives, legatees or distributees under the terms of the Plan.

4.                                      Limitations on Exercise of Option.

(a)                                  The exercise of this Option will be contingent upon receipt from the Optionee (or the purchaser acting under Section 7 below) of the full Exercise Price of such Option Shares.  Payment of the Exercise Price shall be made in cash or by a certified or cashier’s check.  However, in its sole discretion, the Company may accept shares of Common Stock of the Company that have been owned by the Optionee for at least six (6) months, or shares issuable upon the exercise of this Option, having an aggregate Fair Market Value on the date of exercise which is not less than the total Exercise Price, or a combination of cash and such shares of Common Stock, in payment of the Exercise Price.  No Option Shares will be issued until full payment therefor has been made and the Optionee has executed any and all agreements that the Company may require the Optionee to execute.

(b)                                 The issuance of Option Shares upon the exercise of this Option shall be subject to all applicable laws, rules, and regulations.  If, in the opinion of the Board of Directors of the Company or a Committee of the Board of Directors, (i) the listing, registration, or qualification of the Option Shares upon any securities exchange or under any state or federal law, (ii) the consent or approval of any regulatory body, or (iii) an agreement of the Optionee with respect to the disposition of the Option Shares, is necessary or desirable as a condition to the issuance or sale of the Option Shares, this Option shall not be exercised and/or Option Shares shall not be sold unless and until such listing, registration, qualification, consent, approval or agreement is effected or obtained in form satisfactory to the Board of Directors or the Committee.

5.                                      Nontransferability of Option.  This Option shall not be transferable by the Optionee other than by will or the laws of descent and distribution, and during the lifetime of the Optionee, this Option shall be exercisable only by the Optionee.

6.                                      Termination of Employment or Other Services.  Upon termination of the

Optionee’s employment or other relationship with the Company or with an Affiliate other than as a result of the death of the Optionee, the Optionee shall have until the earlier of thirty (30) days after such termination or the Expiration Date to exercise any portion of the Option that is vested on such termination date, but any portion of the Option that is not vested on such termination date shall automatically terminate and be immediately forfeited, and neither the Optionee nor the Optionee’s heirs, personal representatives, successors or assigns shall have any rights with respect to any such unvested portion of the Option.

7.                                      Death of Optionee.  If the Optionee dies while employed by or otherwise providing services to the Company or an Affiliate, this Option may be exercised to the same extent that the Optionee would have been entitled to exercise it at the date of death and may be exercised within a period of one (1) year after the date of death, but in no case later than the Expiration Date set forth above.  In such event, this Option shall be exercisable only by the executors or administrators of the Optionee or by the person or persons to whom the Optionee’s rights under the Option shall pass by the Optionee’s will or the laws of descent and distribution.  Any portion of an Option that is not exercisable at the time of an Optionee’s death shall automatically terminate.

8.                                      No Right to Continue to Provide Services.  This Option will not confer upon the Optionee any right to continue providing services to the Company or an Affiliate of the Company as an employee, consultant, independent contractor, or other service provider, nor will it interfere in any way with the Company’s right or the Affiliate’s right to terminate the Optionee’s employment or other services at any time.

9.                                      Adjustments.  In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend, stock split, reverse stock split, reclassification, combination, exchange of shares, or other similar recapitalization of the Company, there shall be an appropriate and proportionate adjustment to the number of Option Shares and the per share Exercise Price Per Share hereunder so that the Optionee then shall receive for the aggregate Exercise Price paid by the Optionee upon exercise of this Option the number of shares the Optionee would have received if this Option had been exercised before such recapitalization event occurred.  No adjustment shall be made under this Section 9 upon the issuance by the Company of any warrants, rights, or options to acquire additional Common Stock or of securities convertible into Common Stock unless such warrants, rights, options or convertible securities are issued to all shareholders of the Company on a proportionate basis.

10.                               Effect of Certain Transactions. Notwithstanding any provision in this Option to the contrary, at the time of the occurrence of any of the events described in Sections 10(a) through (d) below, the Option shall automatically become 100% vested and exercisable and converted into an Option to acquire the kind and amount of shares of stock or other securities or property that the Optionee would have owned or have been entitled to receive immediately after the occurrence of the event, had the Option been exercised in full immediately before the effective date of such event; provided, however, that the vesting schedule of the Option shall remain unchanged, and, in any such case, appropriate adjustment shall be made in the application of the provisions of this Option with respect to the rights and interests thereafter of the Optionee, to the end that the provisions set forth in this Option shall thereafter correspondingly be made applicable, as nearly as may reasonably be, in relation to any shares of stock or other securities or property thereafter deliverable on the exercise of this Option:

(a)                                  The sale, lease, exchange or other transfer, directly or indirectly, of all or substantially all of the assets of the Company (in one transaction or in a series of related transactions) to a person or entity that is not controlled by the Company,

(b)                                 The approval by the Company’s shareholders of any plan or proposal for the liquidation or dissolution of the Company;

(c)                                  Any person or entity becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (“Exchange Act”)), directly or indirectly, of more than fifty percent (50%) of the combined voting power of the outstanding securities of the Company ordinarily having the right to vote at elections of directors who were not beneficial owners of at least fifty percent (50%) of such combined voting power as of the date the Company’s Board of Directors adopted the Plan; and

(d)                                 A merger or consolidation to which the Company is a party if the shareholders of the Company immediately prior to the effective date of such merger or consolidation have, solely on account of ownership of securities of the Company at such time, “beneficial ownership” (as defined in Rule 13d-3 under the Exchange Act) immediately following the effective date of such merger or consolidation of securities of the surviving company representing less than fifty percent (50%) of the combined voting power of the surviving corporation’s then outstanding securities ordinarily having the right to vote at elections of directors.

Notwithstanding any provision in the Plan or this Option Agreement to the contrary, the Board of Directors or the Committee shall not have the power or right, either before or after the occurrence of an event described in subparagraphs (a) through (d) above, to rescind, modify or amend the provisions of this Section 10 without the consent of the Optionee.

11.                               Limitation on Payments and Benefits.  Notwithstanding anything in this Agreement to the contrary, if any of the payments or benefits to be made or provided in connection with this Agreement, together with any other payments, benefits or awards which you have the right to receive from the Company, or any corporation which is a member of an “affiliated group” (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member (“Affiliate”), constitute an “excess parachute payment” (as defined in Section 280G(b) of the Code), such payments, benefits or awards to be made or provided in connection with this Agreement, or any other agreement between you and the Company or its Affiliates, may be reduced, eliminated, modified or waived to the extent necessary to prevent all, or any portion, of such payments, benefits or awards from becoming “excess parachute payments” and therefore subject to the excise tax imposed under Section 4999 of the Code.  The Optionee will have the sole right and discretion to determine whether the payments, benefits or awards to be made or provided in connection with this Agreement, or any other agreement between the Optionee and the Company, should be reduced, whether or not such other agreement with the Company or an

Affiliate expressly addresses the potential application of Section 280G or Section 4999 of the Code (including, without limitation, that “payments” under such agreement be reduced).  The Optionee will also have the right to designate the particular payments, benefits or awards that are to be reduced, eliminated, modified or waived; provided that no such adjustment will be made if it results in additional expense to the Company in excess of expenses the Company would have experienced if no adjustment had been made.  The determination as to whether any such decrease in the payments or benefits is necessary must be made in good faith by legal counsel or a certified public accountant selected by you and reasonably acceptable to the Company, and such determination will be conclusive and binding upon you and the Company.  The Company will pay or reimburse you on demand for the reasonable fees, costs and expenses of the counsel or accountant selected to make the determinations under this Section 11.

12.                               Interpretation.  The interpretation and construction of any provision of the Plan and this Option shall be made by the Board of Directors or the Committee and shall be final, conclusive and binding on the Optionee and all other persons.

13.                               Definitions; Plan Governs.  Any capitalized term used herein that is not expressly defined herein shall have the meaning ascribed to it in the Plan.  This Option is in all respects subject to and governed by all of the provisions of the Plan.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by its duly authorized officer, and the Optionee has executed this Agreement as of the Grant Date set forth above.

COMPANY:	MathStar, Inc.

By
Douglas M. Pihl
Its President and Chief Executive Officer

OPTIONEE:

Address:

	SSN:	- -

EXHIBIT A

NOTICE OF EXERCISE OF

STOCK OPTION

TO:

FROM:

DATE:

RE:                                                                              Exercise of Stock Option

I hereby exercise my option to purchase             shares of Common Stock at $            per share (total exercise price of $                       ).  This notice is given in accordance with the terms of my Non-Statutory Stock Option Agreement (“Agreement”) dated                             .  The option price and vested amount is in accordance with Sections 2 and 3 of the Agreement.

Check one:

☐                                    Enclosed is cash, or a cashier’s or certified check payable to MathStar, Inc. for the total exercise price of the shares being purchased.

☐                                    Attached is a certificate(s) for                        shares of common stock duly endorsed in blank and surrendered for the exercise price of the shares being purchased.*

☐                                    I want to exercise my option by surrendering a sufficient number of shares of Common Stock issuable upon exercise of such option to pay the exercise price.*

*The use of each of these alternatives is subject to the approval of MathStar, Inc.

Please prepare the stock certificate in the following name(s):

Sincerely,

(Signature)

(Print or Type Name)

Letter and consideration
received on
(effective date of exercise)